Exhibit 99.1

	CONTACT:	Scott B. Flaherty
NEWS RELEASE		Chief Financial Officer
(561) 349-9989

Willis Lease Finance Corporation Reports
Third Quarter Pre-tax Profit of $6.0 million

COCONUT CREEK, FL — November 2, 2020 — Willis Lease Finance Corporation (NASDAQ: WLFC) today reported third quarter total revenues of $70.6 million and pre-tax profit of $6.0 million. The Company reported lower revenue in the third quarter of 2020 as compared to the prior year period, primarily due to the impact of the COVID-19 pandemic. The slowdown in global travel has led to a reduction in aircraft and engine utilization as well as a reduction in demand for aircraft and engine spare parts which keep airline fleets in operation. For the third quarter of 2020, aggregate lease rent and maintenance reserve revenues were $62.3 million and spare parts sales were $2.9 million.

“We are pleased to have produced $6.0 million of pre-tax profit in the third quarter as we manage through the substantial impact the pandemic continues to have on our industry,” said Charles F. Willis, Chairman and CEO. “We are working closely with our global customers and partners to develop and provide capital solutions in an evolving marketplace. I believe that our liquidity, and ability to provide unique customer solutions in trying times will position the Company well for the eventual recovery and beyond."

“The fear of COVID-19 and related government travel restrictions continue to deprive airlines of a flying public,” said Brian R. Hole, President. “But as our customers begin to settle into the pandemic-affected landscape, we believe our multi-faceted role in providing liquidity options for airlines, helping them reduce costs by avoiding maintenance spend and also assisting their efforts to plan for the future will become even more important.”

Third Quarter 2020 Highlights (at or for the periods ended September 30, 2020, as compared to September 30, 2019, and December 31, 2019):

•Total revenue was $70.6 million in the third quarter of 2020, a 41.3% decrease when compared to $120.4 million in the same quarter of 2019.
•Lease rent revenue was $30.0 million in the third quarter of 2020.
•Maintenance reserve revenue was $32.3 million in the third quarter of 2020, a decrease of $6.9 million, or 17.5%, compared to $39.2 million in the same quarter of 2019. Long term maintenance reserve revenue, which is influenced by end of lease compensation, increased to $30.6 million for the third quarter of 2020, compared to $19.9 million in the comparable prior period. Short term maintenance reserve revenue, which is influenced by our customers' usage of assets we lease to them, was $1.7 million for the third quarter of 2020 compared to $19.2 million in the comparable prior period.
•Spare parts and equipment sales were $2.9 million in the third quarter of 2020, compared to $24.4 million during the same quarter of 2019. The 2019 quarter included equipment sales of $9.4 million, primarily reflecting the sale of two engines.
•Income before income taxes was $6.0 million in the third quarter of 2020, compared to $31.1 million in the same quarter of 2019 and was $24.3 million year-to-date 2020, compared to $80.7 million year-to-date 2019.
•Our aggregate lease assets, inclusive of our equipment held for operating lease and notes receivable, at September 30, 2020 and 2019 was $1.776 billion and $1.666 billion, respectively, which is a 6.6% year-over-year increase and also includes a transition to next generation technology.
•The book value of lease assets we own directly or through our joint ventures, including our notes receivable, was $2.1 billion at September 30, 2020. As of September 30, 2020, the Company also managed 408 engines, aircraft and related equipment on behalf of third parties.

•The Company maintained $482 million of undrawn revolver capacity at September 30, 2020.
•Under the Company's repurchase plan, the Company repurchased a total of 800 shares of common stock in the third quarter of 2020 for $19,500.
•Diluted weighted average earnings per common share was $0.35 for the third quarter of 2020, compared to $3.81 in the similar period in 2019.
•Book value per diluted weighted average common share outstanding increased to $59.74 at September 30, 2020, compared to $57.83 at December 31, 2019.

Balance Sheet

As of September 30, 2020, the Company's $1.617 billion equipment held for operating lease portfolio and $159.6 million notes receivable represented 258 engines, nine aircraft, 10 other leased parts and equipment and one marine vessel. As of December 31, 2019, the Company's $1.651 billion equipment held for operating lease portfolio and $38.1 million notes receivable represented 263 engines, 12 aircraft, 10 other leased parts and equipment and one marine vessel.

Willis Lease Finance Corporation

Willis Lease Finance Corporation leases large and regional spare commercial aircraft engines, auxiliary power units and aircraft to airlines, aircraft engine manufacturers and maintenance, repair and overhaul providers in 120 countries. These leasing activities are integrated with engine and aircraft trading, engine lease pools and asset management services supported by cutting edge technology through its subsidiary, Willis Asset Management Limited, as well as various end-of-life solutions for engines and aviation materials provided through its subsidiary, Willis Aeronautical Services, Inc.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties. Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements. Factors that might cause such a difference include, but are not limited to: the effects on the airline industry and the global economy of events such as terrorist activity and the COVID-19 pandemic; changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Unaudited Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2020	2019	% Change	2020	2019	% Change
REVENUE
Lease rent revenue	$30,025	$49,090	(38.8)%	$114,874	$142,484	(19.4)%
Maintenance reserve revenue	32,302	39,173	(17.5)%	82,816	90,998	(9.0)%
Spare parts and equipment sales	2,888	24,409	(88.2)%	14,848	56,497	(73.7)%
Gain on sale of leased equipment	—	4,589	(100.0)%	1,367	19,279	(92.9)%
Other revenue	5,398	3,105	73.8%	13,300	10,674	24.6%
Total revenue	70,613	120,366	(41.3)%	227,205	319,932	(29.0)%

EXPENSES
Depreciation and amortization expense	24,022	22,736	5.7%	71,176	63,037	12.9%
Cost of spare parts and equipment sales	4,125	20,195	(79.6)%	13,461	47,192	(71.5)%
Write-down of equipment	5,245	6,954	(24.6)%	14,371	11,321	26.9%
General and administrative	16,461	23,257	(29.2)%	51,256	66,086	(22.4)%
Technical expense	827	1,739	(52.4)%	3,422	4,934	(30.6)%
Net finance costs:
Interest expense	15,351	16,572	(7.4)%	47,136	51,232	(8.0)%
Loss on debt extinguishment	—	—	—%	4,688	220	2,030.9%
Total net finance costs	15,351	16,572	(7.4)%	51,824	51,452	0.7%
Total expenses	66,031	91,453	(27.8)%	205,510	244,022	(15.8)%

Earnings from operations	4,582	28,913	(84.2)%	21,695	75,910	(71.4)%
Earnings from joint ventures	1,457	2,165	(32.7)%	2,612	4,787	(45.4)%
Income before income taxes	6,039	31,078	(80.6)%	24,307	80,697	(69.9)%
Income tax expense	3,055	7,005	(56.4)%	11,665	18,771	(37.9)%
Net income	2,984	24,073	(87.6)%	12,642	61,926	(79.6)%
Preferred stock dividends	819	820	(0.1)%	2,440	2,431	0.4%
Accretion of preferred stock issuance costs	21	21	—%	63	63	—%
Net income attributable to common shareholders	$2,144	$23,232	(90.8)%	$10,139	$59,432	(82.9)%

Basic weighted average earnings per common share	$0.36	$3.97		$1.70	$10.19
Diluted weighted average earnings per common share	$0.35	$3.81		$1.66	$9.83

Basic weighted average common shares outstanding	5,972	5,847		5,948	5,831
Diluted weighted average common shares outstanding	6,071	6,094		6,098	6,045

Unaudited Consolidated Balance Sheets
(In thousands, except per share data)

	September 30, 2020	December 31, 2019
ASSETS
Cash and cash equivalents	$91,485	$6,720
Restricted cash	66,373	56,948
Equipment held for operating lease, less accumulated depreciation	1,616,513	1,650,918
Maintenance rights	767	3,133
Equipment held for sale	2,843	120
Receivables, net of allowances	42,244	24,059
Spare parts inventory	54,986	41,759
Investments	53,673	57,936
Property, equipment & furnishings, less accumulated depreciation	32,155	31,520
Intangible assets, net	1,261	1,312
Notes receivable	159,627	38,145
Other assets	27,296	28,038
Total assets	$2,149,223	$1,940,608

LIABILITIES, REDEEMABLE PREFERRED STOCK AND SHAREHOLDERS’ EQUITY
Liabilities:
Accounts payable and accrued expenses	$27,086	$45,648
Deferred income taxes	121,053	110,418
Debt obligations	1,462,730	1,251,006
Maintenance reserves	96,210	106,870
Security deposits	21,209	20,569
Unearned revenue	6,939	6,121
Total liabilities	1,735,227	1,540,632

Redeemable preferred stock ($0.01 par value)	49,701	49,638

Shareholders’ equity:
Common stock ($0.01 par value)	66	64
Paid-in capital in excess of par	10,524	4,557
Retained earnings	359,104	348,965
Accumulated other comprehensive loss, net of tax	(5,399)	(3,248)
Total shareholders’ equity	364,295	350,338
Total liabilities, redeemable preferred stock and shareholders’ equity	$2,149,223	$1,940,608